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EXHIBIT 21

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

        All of the Company's subsidiaries listed below are wholly owned.

Name	State of Incorporation
OVERTON'S HOLDING COMPANY	Delaware
Overton's Acquisition Corp.	Delaware
OVERTON'S, INC.	North Carolina
Consumers Marine Electronics, Inc.	New Jersey
Overton's Management Company, LLC	Delaware
Gander Direct Marketing Services, LLC	Minnesota

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  EXHIBIT 21
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT